UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2000

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-19756	94-3023969
(Commission File Number)	(IRS Employer Identification Number)

34801 Campus Drive
Fremont, California,    94555
(Address of principal executive offices including zip code)

(510) 574-1400
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Matters

As a result of non-recurring license revenue received in the second quarter and the seasonality of sales of a product on which we derive royalty revenues, Protein Design Labs ("PDL") reported $20.4 million in total revenue in its second quarter. Through filing this report, PDL desires to inform investors of its expectations for certain components of revenues and losses for the remainder of the year.

In the second quarter of 2000, we received $20.4 million in revenue. This included $6.5 million in non-recurring revenue from our multiple patent licenses with Chugai and from expansion of a patent license with American Home Products. To date in the third quarter of 2000, we have not granted any new patent licenses, and we cannot predict the amount of revenue, if any, that will be derived from new patent licenses in the quarter. We also received significant royalty revenues on sales of the product Synagis in the second quarter. This product has higher sales in the fall and winter, which to date have resulted in much higher royalties paid to us in our first and second quarters than other quarters. We expect to receive approximately $5 million less in revenue from Synagis royalties in the third quarter than in the second quarter of 2000 and aggregate royalties from sales of other products to be roughly comparable to those in the second quarter. As a result of these factors, we expect both royalty and non-royalty revenues in both the third and fourth quarters of 2000 to be significantly below their levels for the second quarter. In addition, we expect to incur losses in the third and fourth quarters that will exceed in the aggregate the income we earned for the first half of 2000.

PDL's expectations as to revenues and losses in the third and fourth quarters are forward-looking statements which are subject to numerous risks and uncertainties. Among the risks and uncertainties that could affect these operating results are the uncertainty of entering into new collaborative, humanization and patent licensing agreements during the third and fourth quarters, the timing of payments and revenue recognition of non-recurring license and signing fees and achievement of milestones under new and existing collaborative, humanization and patent licensing agreements, the seasonality of sales of licensed products for which we receive royalties, competitive conditions in the markets for which these products exist, the marketing efforts of our licensees, the potential changes in accounting treatment of royalty revenues, the effect of challenges to our patents, and the implementation of Staff Accounting Bulletin Number 101. These and other risks that can affect our operating results are described in more detail in our filings with the Securities and Exchange Commission. Investors should not place undue reliance upon the forward-looking statements set forth above.

Item 7. Financial Statements and Exhibits

The Company's press release dated August 29, 2000, announcing the filing of a registration statement for the offering of up to 2,875,0000 shares of the Company's common stock is attached hereto as Exhibit 99.1, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEIN DESIGN LABS, INC.

Date: August 29, 2000

By:	/s/ DOUGLAS O. EBERSOLE

Douglas O. Ebersole,
Senior Vice President, Legal and Licensing

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 29, 2000.

Exhibit 99.1

PROTEIN DESIGN LABS FILES REGISTRATION STATEMENT FOR 2,500,000 SHARES OF COMMON STOCK

Fremont, CA, August 29, 2000 - Protein Design Labs, Inc. (PDL, the Company) (Nasdaq: PDLI) announced today that it has filed a registration statement with the Securities and Exchange Commission (SEC) to sell 2,500,000 shares of its Common Stock through a public offering. All of the shares are being offered by the Company. CS First Boston, CIBC World Markets and SG Cowen are acting as co-managers in connection with the offering. The underwriters have an option to purchase up to 375,000 additional shares to cover over-allotments, if any. The public offering price will be based upon the trading price per share of the Company's common stock at the time of the proposed offering.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. This offering may be made only by means of a prospectus, which may be obtained from: Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, New York 10010, telephone: (212) 325-2000; CIBC World Markets Corp., One World Financial Center, New York, New York 10281, fax: (212) 766-0749; SG Cowen Securities Corporation, 1221 Avenue of the Americas, New York, New York 10020, telephone: (212) 278-6000.

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, transplantation, cancer and other conditions.